Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel (203) 461-7592	tel (203) 461-7616

MeadWestvaco Reports Third Quarter Results

STAMFORD, Conn., October 27, 2005—MeadWestvaco Corporation (NYSE: MWV) today reported third quarter net income of $55 million, or 30 cents per share. Included in the net income were after-tax restructuring charges of $7 million, or 4 cents per share, and an after-tax gain on the sale of forestlands of $10 million, or 5 cents per share.

Operating results for the Consumer & Office Products business were up over the level of the prior year, and results for the Specialty Chemicals business nearly matched last year’s level. In Packaging, results declined from the prior year as the effect of higher selling prices for paperboard were more than offset by hurricane-related production interruptions, costs related to market downtime and higher costs for raw materials and energy. During the quarter, the impact of the hurricanes amounted to approximately $13 million after-tax, or 7 cents per share, primarily related to lost production and shipments, property damage and related expenses.

“During the quarter, we were challenged by the pressures of rising input costs, especially for energy, freight and raw materials, in addition to storm-related business interruptions. We have confronted these challenges aggressively, and are continuing to take steps to offset those costs by implementing price increases and driving down costs as part of our two-year $200 million cost initiative,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “With our stronger capital structure, cost initiative and focus on global leadership in packaging, we are confident that we are capable of achieving higher levels of growth and profitability.”

During the quarter, the company repurchased 2.7 million shares, completing its plan to buy back $700 million of its shares from the proceeds of its sale of the printing and writing papers business. In 2005, the company has repurchased a total of 23.9 million shares, or 12% of its outstanding shares. The company has been authorized by its Board of Directors to repurchase up to 5 million additional shares, primarily to avoid dilution of earnings per share relating to the exercise of employee stock options.

Net income for the third quarter was $55 million, or 30 cents per share, compared with $105 million, or 52 cents per share, in the third quarter of 2004. Third quarter 2004 results included after-tax earnings of $23 million, or 12 cents per share, from discontinued operations, after-tax restructuring charges of $33 million, or 16 cents per share, and after-tax gains of $40 million, or 19 cents per share, on forestland sales.

Outlook

MeadWestvaco expects market demand in the fourth quarter to be similar to the third quarter, but below the robust levels of the fourth quarter of 2004. There is some seasonal strength in the company’s Consumer & Office Products segment as well as parts of the consumer packaging business. The company also expects to see continued pressure from cost inflation in raw materials, energy and freight as well as costs related to the ongoing impact on operations following the hurricanes in the third quarter. The company anticipates some price realization in the fourth quarter in bleached paperboard and its other businesses from previously announced increases.

Packaging

In its Packaging business, MeadWestvaco’s largest segment, sales revenue of $1.1 billion increased slightly from the third quarter of the prior year. The segment’s operating profit was $84 million, a decline from $135 million from last year’s third quarter. Demand remained below the robust levels of a year earlier, with lower shipments of paperboard, consumer and beverage packaging. The positive effects of higher selling prices and improved sales mix were offset by higher raw material and energy costs, hurricane-related damage and production disruption and the costs of market-related downtime taken early in the quarter. Results in the consumer packaging businesses declined due to higher material costs and weaker demand primarily in beverage markets.

Consumer & Office Products

In the Consumer & Office Products segment, sales increased slightly to $317 million in the third quarter last year. Operating profit increased by 13% to $44 million, compared with $39 million in the prior year, reflecting increased demand in Canada and the added contribution from the Brazilian school and office products business acquired in the third quarter of 2004, along with cost savings from facility consolidation efforts. These factors were partially offset by higher costs for raw materials, especially uncoated paper, and from the continued pressure of low-priced imported products.

Specialty Chemicals

In the Specialty Chemicals segment, sales revenue of $106 million and operating profit of $15 million were relatively unchanged from the prior year. Price increases and strong demand in several markets were offset by costs of hurricane-related disruptions and rising costs for energy, freight and raw materials. Sales increased over the prior year in global asphalt markets, dyes and pine chemicals, with declines in sales of printing ink resins and activated carbon.

Other Items

During the third quarter, prices the company paid for energy, freight and raw materials increased approximately $30 million over the prior year, in part due to the hurricane impact. Capital spending in the first nine months of the year was $201 million compared with $189 million in the first nine months of 2004, well below the level of annual depreciation.

Conference Call

MeadWestvaco will broadcast its third quarter analyst conference call today at 11 a.m. (ET), with access available via Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1(888) 428-4480 (toll-free domestic) or 1 (651) 251-0344 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting at 1:30 p.m. (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (internationally); access code: 772498.

About MeadWestvaco

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated statements of operations

In millions, except per share data (Unaudited)	Third Quarter ended September 30,		Three Quarters ended September 30,
	2005	2004[1]	2005	2004[1]
Net sales	$1,583	$1,569	$4,543	$4,439
Cost of sales	1,295	1,271	3,745	3,602
Selling, general and administrative expenses	199	198	567	581
Interest expense	52	52	158	153
Other (income) expense, net	(34)	(69)	1	(158)

Income from continuing operations before income taxes	71	117	72	261
Income tax provision	16	35	13	79

Income from continuing operations	55	82	59	182
Income (loss) from discontinued operations, net of tax	—	23	(93)	(32)

Net income (loss)	$55	$105	$(34)	$150

Income (loss) per share, basic and diluted:
Income from continuing operations	$.30	$.40	$.30	$.90
Discontinued operations	—	.12	(.48)	(.16)

Net income (loss)	$.30	$.52	$(.18)	$.74

Shares used to compute net income (loss) per share:
Basic	182.3	201.7	195.4	201.5
Diluted	183.3	203.6	196.5	202.9
[1]	Prior period amounts have been adjusted to conform to the September 30, 2005, presentation.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated balance sheets In millions, except share amounts (Unaudited)	At September 30, 2005	At December 31, 2004[1]	At September 30, 2004[1]
Assets
Cash and cash equivalents	$468	$270	$285
Short-term investments	—	5	239
Receivables, net	785	845	806
Inventories	792	735	776
Other current assets	126	170	183
Current assets of discontinued operations	—	537	568

Current assets	2,171	2,562	2,857
Property, plant, equipment and forestlands, net	4,528	4,688	4,657
Prepaid pension asset	976	1,040	1,063
Goodwill	562	557	551
Other assets	847	834	808
Non-current assets of discontinued operations	—	2,000	2,717

	$9,084	$11,681	$12,653

Liabilities and shareholders’ equity
Accounts payable	$378	$432	$347
Accrued expenses	744	819	774
Notes payable and current maturities of long-term debt	184	234	284
Current liabilities of discontinued operations	—	266	308

Current liabilities	1,306	1,751	1,713
Long-term debt, excluding current portion	2,420	3,282	3,690
Other long-term obligations	722	681	659
Deferred income taxes	1,149	1,505	1,704
Long-term debt of discontinued operations	—	145	145
Shareholders’ equity (common shares issued: September 30, 2005-181,463,244; December 31, 2004 -203,930,342; September 30, 2004-202,321,942)	3,487	4,317	4,742

	$9,084	$11,681	$12,653

Business segment information In millions (Unaudited)	Third Quarter ended September 30,		Three Quarters ended September 30,
	2005	2004[1]	2005	2004[1]
Sales
Packaging	$1,125	$1,110	$3,322	$3,231
Consumer & Office Products	317	315	797	787
Specialty Chemicals	106	105	318	301
Corporate and other [2]	52	52	157	159

Total	1,600	1,582	4,594	4,478
Intersegment eliminations	(17)	(13)	(51)	(39)

Consolidated totals	$1,583	$1,569	$4,543	$4,439

Segment profit (loss)
Packaging	$84	$135	$259	$313
Consumer & Office Products	44	39	71	87
Specialty Chemicals	15	16	33	46
Corporate and other [3]	(72)	(73)	(291)	(185)

Consolidated totals [4]	$71	$117	$72	$261

[1]	Prior period amounts have been adjusted to conform to the September 30, 2005, presentation.
[2]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[3]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring expenses, pension income, interest expense and gains on asset sales.
[4]	The consolidated total represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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